EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-117592 and 333-221332, and Form S-8 Nos. 333-67828, 333-82818, 333-104427, 333-107356, 333-116103, 333-125080, 333-132556, 333-142857, 333-149758, 333-159562, 333-176146, 333-190930, 333-205465, and 333-225179 of our reports dated February 27, 2019, relating to the financial statements and financial statement schedule of Omnicell, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Company for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP

San Jose, California
February 27, 2019